EXHIBIT 99
                   Newell Safe Harbor Statement
                   ----------------------------

     Information provided by the Company may contain certain forward-looking information, which, as defined by the Private Securities Litigation Reform Act of 1995 (the "Act"), may relate to such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, internal growth rates, future economic performance, management's plans and objectives for future operations or the assumptions relating to any of the forward-looking information. This Safe Harbor Statement is being made pursuant to the Act and with the intention of obtaining the benefits of the so-called "safe harbor" provisions of the Act. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, the following:

     o RETAIL ECONOMY. The Company's business depends on the strength of the retail economies in various parts of the world, primarily in the U.S. and to a lesser extent in Australia, Canada, Central and South America, and Europe, which are affected by such factors as consumer demand, the condition of the retail industry and weather conditions. Recently, the retail industry has been characterized by intense competition and consolidation.

     o NATURE OF THE MARKETPLACE. The Company competes with numerous other manufacturers and distributors, many of which are large and well-established. In addition, the Company's principal customers are volume purchasers, many of which are much larger than the Company and have significant bargaining power. The combination of these market influences creates a very competitive marketplace, resulting in difficulty in raising prices and the need to provide superior services to customers. These competitive pressures increase the risk of losing substantial customers.

     o GROWTH BY ACQUISITION. The acquisition of companies that sell branded, staple product lines to volume purchasers is one of the foundations of the Company's growth strategy. The Company's ability to continue to make strategic acquisitions at reasonable prices and to integrate the acquired businesses within a reasonable period of time are important factors in the Company's future earnings growth potential.

     o FOREIGN OPERATIONS. Foreign operations, currently in Canada, Mexico, Colombia and Europe and sourcing from the Far East, are of increasing importance to the Company's business. Foreign operations can be affected by factors such as devaluation and other currency fluctuations, tariffs, nationalization and other political and regulatory risks.